Exhibit 4.1

THE OBLIGATIONS UNDER THIS NOTE ARE SUBORDINATE IN ALL RESPECTS TO THE SENIOR DEBT (AS HEREINAFTER DEFINED).  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO PAYMENTS OF ANY AMOUNT OWING UNDER THIS NOTE, INCLUDING, WITHOUT LIMITATION, PRINCIPAL, INTEREST, FEES, AND COMMISSIONS, SHALL BE MADE BY THE MAKER TO HOLDER UNLESS AND UNTIL THE SENIOR DEBT AGREEMENTS (AS HEREINAFTER DEFINED) HAVE BEEN TERMINATED IN ACCORDANCE WITH THEIR TERMS AND THE SENIOR DEBT SHALL HAVE BEEN INDEFEASIBLY PAID IN FULL; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, MAKER MAY PAY AND HOLDER MAY ACCEPT REGULARLY SCHEDULED PAYMENTS OF PRINCIPAL AND INTEREST SUBJECT TO SECTION 3 OF THIS NOTE.
SUBORDINATED PROMISSORY NOTE
$450,000.00	April 1, 2018

FOR VALUE RECEIVED, the undersigned, ASURE SOFTWARE, INC., a Delaware corporation (“Maker”), hereby promises to pay to the order of WELLS FARGO BANK, N.A. (“Holder”) the principal amount of Four Hundred Fifty Thousand and 00/100ths Dollars ($450,000.00) (the “Principal Amount”), subject to adjustment as provided under this Subordinated Promissory Note (this “Note”), together with interest on the unpaid principal balance at an annual rate equal to two percent (2%), under the terms set forth in this Note. Interest shall be computed on the basis of a year consisting of twelve (12) months of thirty (30) days each.
This Note has been executed and delivered by Maker pursuant to the terms of that certain Purchase Agreement (the “Purchase Agreement”), dated as of April 1, 2018, by and between Maker and Holder. This Note is the “Promissory Note” defined in Article I of the Purchase Agreement. Capitalized terms used but not otherwise defined in this Note shall have the meanings ascribed to such terms in the Purchase Agreement.
1.          Payment.  The Principal Amount of this Note and all accrued and unpaid interest shall be due and payable on April 1, 2020 (the “Maturity Date”).
Subject to Sections 3, 4 and 5 below, all amounts due under this Note shall be paid to Holder by wire transfer of immediately available funds to the accounts designated on the wire instructions delivered at the Closing of the transaction contemplated by the Purchase Agreement.  If any such payment is due on a day that is not a Business Day, the payment will be due on the next succeeding Business Day, and the resulting extension of time will be taken into account in calculating the amount of interest payable under this Note.
2.          Optional Prepayments.  The Maker may prepay this Note prior to the Maturity Date, in whole or in part, without penalty or premium, at any time and from time to time. Prepayments shall be applied first to accrued but unpaid interest and then to principal.
3.          Subordination to Senior Debt.
a.	The following terms shall have the following meanings in this Note:
“Affiliate” shall mean, as applied to any Person, any other Person who or which controls, is controlled by, or is under common control with, such Person.

“Bank Product” shall mean any financial accommodation extended to Maker or any of its respective subsidiaries or Affiliates by a Bank Product Provider including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.
“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Maker or any of its respective subsidiaries or Affiliates to any Bank Product Provider pursuant to or evidenced by any agreement entered into from time to time by Maker or any of its respective subsidiaries or Affiliates with a Bank Product Provider in connection with the obtaining of any Bank Products and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Maker or any of its respective subsidiaries or Affiliates are obligated to reimburse to Senior Agent or any Senior Lender as a result of Senior Agent or such Senior Lender purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Maker or any of its respective subsidiaries or Affiliates.
“Bank Product Provider” shall mean any Senior Lender or any Affiliate of any Senior Lender.
“Bankruptcy Code” shall mean Chapter 11 of Title 11 of the United States Code, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
“Enforcement Action” shall mean (a) to take from or for the account of Maker or any other person, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by Maker with respect to the obligations evidenced by this Note, (b) to initiate or participate with others in any suit, action or proceeding against Maker or any of its guarantors to (i) to sue for or enforce payment of the whole or any part of the obligations evidenced by this Note, (ii) commence or join with other persons to commence a Proceeding, or (iii) commence judicial enforcement of any of the rights and remedies under this Note or applicable law with respect to the obligations evidenced by this Note, (c) to accelerate the obligations evidenced by this Note, (d) to take any action to enforce any rights or remedies with respect to the obligations evidenced by this Note, (e) to exercise any put option or to cause Maker to honor any redemption or mandatory prepayment obligation under this Note, or (f) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of Maker or any such guarantor.
“Liquidity” shall mean “Liquidity” as defined in the Senior Credit Agreement, or any similar term in any applicable Refinancing Senior Debt Agreements.
“Permitted Subordinated Debt Payments” shall mean those payments of principal and interest provided for under Section 1 of this Note due and payable, on a non-accelerated basis, in accordance with the terms of the Purchase Agreement and this Note.

“Person” shall mean natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up thereof.
“Refinancing Senior Debt Agreements” shall mean any agreements, instruments and documents which evidence the refinancing or replacement of any of the Senior Debt.
“Senior Agent” shall mean the agent under the Senior Debt Agreements.
“Senior Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of March 29, 2018, among Senior Agent, Senior Lenders, Maker and certain Affiliates of Maker, as amended, restated or otherwise modified from time to time.
“Senior Debt” shall mean (i) all obligations, liabilities and indebtedness of every nature of Maker or any of its respective subsidiaries or Affiliates from time to time owing under the Senior Debt Agreements, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with any interest, fees or expenses accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest, fees or expenses are an allowed claim and (ii) all Bank Product Obligations.  Senior Debt shall be considered to be outstanding whenever any loan commitment under the Senior Debt Agreements is outstanding.
“Senior Debt Agreements” shall mean (i) the Senior Credit Agreement, together with any agreements, guaranties, instruments and documents related thereto and executed in connection therewith, and (ii) any Refinancing Senior Debt Agreements, in each case as such agreements, instruments and documents may be amended or modified from time to time.
“Senior Default” shall mean an Event of Default under the Senior Credit Agreement, as such term is defined herein.
“Senior Lenders” shall mean the holders of the Senior Debt under the Senior Debt Agreements.
b.           The Maker covenants and agrees, and Holder by its acceptance of this Note likewise covenants and agrees, notwithstanding anything to the contrary contained in this Note, that the payment of this Note shall be subordinate and subject in right and time of payment, to the extent and in the manner set forth in this Note, to the prior payment in full of the Senior Debt.  Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Note.

c.           No payments of any amount owing under this Note, including, without limitation, principal, interest or fees, shall be made by Maker to Holder, or accepted by Holder, unless and until the Senior Debt Agreements have been terminated in accordance with their terms and the Senior Debt shall have been indefeasibly paid in full; provided, however, that Maker shall make and Holder may receive Permitted Subordinated Debt Payments so long as after giving effect to such payment no Senior Default exists and is continuing and has not been waived by Sender Lenders. Maker will certify in writing to Holder that it is in compliance with the foregoing condition at the time the payment is made.
d.           If any payment or distribution of assets on account of this Note not permitted to be made by Maker or accepted by Holder is made and received by Holder (including, without limitation, in the event of any Proceeding) in violation of Section 3(c) and Holder received notice from the Senior Lenders to that effect, such payment or distribution of assets shall not be commingled with any of the assets of Holder, shall be held in trust by Holder for the benefit of the holders of Senior Debt and shall be promptly paid over to Senior Agent for application (in accordance with the Senior Debt Agreements) to the payment of the obligations owing under the Senior Debt Agreements then remaining unpaid, until all of the obligations under the Senior Debt Agreements are paid in full and all commitments to lend under the Senior Debt Agreements have been terminated.
e.           Until the Senior Debt is indefeasibly paid in full in cash and all commitments to lend under the Senior Debt Agreements shall have terminated, Holder shall not, without the prior written consent of the Senior Lenders, take any Enforcement Action with respect to the obligations evidenced by this Note, unless payment is permitted under Section 3(c).  Any payments or distributions of assets or other proceeds of any Enforcement Action obtained by Holder in violation of the foregoing prohibition shall in any event be held in trust by Holder for the benefit of the Senior Lenders and shall be promptly paid over to Senior Agent for application (in accordance with the Senior Debt Agreements) to the payment of the obligations owing under the Senior Debt Agreements then remaining unpaid, until all of the obligations under the Senior Debt Agreements are paid in full and all commitments to lend under the Senior Debt Agreements have been terminated.  Without limiting the foregoing, Holder shall not offset against, or otherwise deduct from, any amount owing by Holder to Maker, any amount owing by Maker to Holder hereunder; provided that Holder may reduce the principal of this Note pursuant to Article VII of the Purchase Agreement.
f.           Except in the case of payment under Section 3(c), in the event of any Proceeding involving Maker on a date which either the Senior Debt has not been indefeasibly paid in full in cash or any commitments to lend under the Senior Debt Agreements are outstanding:
i.           all Senior Debt shall first be indefeasibly paid in full in cash and all commitments to lend under the Senior Debt Agreements shall be terminated before any payment or distribution of assets, whether in cash, securities or other property, shall be made to Holder on account of this Note;
ii.           any payment or distribution of assets of Maker, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of this Note shall be paid or delivered directly to Senior Agent until all outstanding Senior Debt has been paid in full; Holder hereby irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other person having authority, to pay or otherwise deliver all such distributions; and

iii.           Holder agrees to execute, verify, deliver and file any proofs of claim in respect of this Note requested by Senior Agent in connection with any Proceeding and hereby irrevocably authorizes, empowers and appoints the Senior Agent its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of Holder promptly to do so prior to 30 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such Proceeding upon the failure of Holder to do so prior to 15 days before the expiration of the time to vote any such claim; provided that the Senior Agent shall have no obligation to execute, verify, deliver and/or file any such proof of claim or to vote any such claim; and provided further that in the event that Senior Agent votes any claim in accordance with the authority granted hereby, Holder shall not be entitled to change or withdraw such vote.

g. All rights and interests of the Senior Lenders, and all agreements and obligations of Maker and Holder hereunder, shall remain in full force and effect irrespective of:
i.           any lack of validity or enforceability of any Senior Debt Agreement;
ii.           any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Debt, or any other permitted amendment or waiver of or any release or consent to departure from any of the Senior Debt Agreements;
iii.           any exchange, release or non-perfection of any collateral for all or any of the Senior Debt;
iv.           any failure of any Senior Lender to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Note or any Senior Debt Agreement;
v.           any reduction, limitation, impairment or termination of any Senior Debt for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and both Maker and Holder hereby waive any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuiness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Debt; and
vi.           any other circumstance which might otherwise constitute a defense available to, or a discharge of, Maker in respect of any Senior Debt or Holder in respect of this Note.
h.           Holder acknowledges and agrees that the Senior Lenders may in accordance with the terms of the Senior Debt Agreements, without notice or demand and without affecting or impairing such Senior Lenders’ rights hereunder, (i) modify the Senior Debt Agreements; (ii) take or hold security for the payment of the Senior Debt and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as such Senior Lenders, in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrowers or other obligors; and (v) exercise or refrain from exercising any rights against Maker or any other person.  The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Note shall continue to govern the relative rights and priorities of the holders of the Senior Debt and Holder even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed (including, without limitation, in the event of a Proceeding).

i.           Holder agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of all or any portion of the Senior Debt or any liens and security interests securing all or any portion of the Senior Debt.  Holder agrees not to initiate or commence any Proceeding involving Maker.

j.           Holder agrees that, until the Senior Debt has been paid in full, unless payment is or was paid as permitted in Section 3(c), the indebtedness evidenced by this Note shall at all times be unsecured indebtedness.  Any liens and security interests of Holder which may exist in breach of the immediately preceding sentence shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of the Senior Lenders, regardless of the time, manner or order of perfection of any such liens and security interests.  In the event that Holder shall at any time have any liens or security interests in respect of the indebtedness evidenced by this Note, each Senior Lender and Senior Agent shall be deemed authorized by such Holder to file UCC termination statements sufficient to terminate the liens and security interests in favor of Holder, and Holder shall promptly execute and deliver to each Senior Lender and Senior Agent, upon its request therefore, such releases and terminations as such Senior Lender shall reasonably request to effect the release of such liens and security interests of Holder.  In furtherance of the foregoing, Holder hereby irrevocably appoints each holder of Senior Debt and Senior Agent its attorney-in-fact, with full authority in the place and stead of Holder and in the name of Holder or otherwise, to execute and deliver any document or instrument which Holder may be required to deliver pursuant to this paragraph.

4.          Default.  The occurrence of any of the following shall constitute a default under this Note (each an “Event of Default”):
a.           Maker fails to make any required payment under this Note when due, and such failure shall continue for fifteen (15) days after written notice from Holder to Maker; provided, however, that neither of the following shall constitute an Event of Default:
i.           the withholding of any amount in good faith as security pursuant to Section 7.6(a) of the Purchase Agreement; or
ii.           the failure to pay the last payment under this Note in full when due except to the extent a Buyer Indemnitee has delivered notice of a claim for indemnification in good faith pursuant to Section 7.6(c) of the Purchase Agreement and such claim has not been finally resolved or agreed to on or before the Maturity Date, and Maker otherwise pays all undisputed amounts due pursuant to the last payment under this Note.
b.           Maker, under the applicable laws of any jurisdiction:  (i) is dissolved, liquidated, or wound up or otherwise ceases doing business; (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (iv) makes a general assignment for the benefit of its creditors; or (v) institutes a proceeding, or has an involuntary proceeding instituted against it and such involuntary proceeding is not dismissed within sixty (60) days of such filing, seeking a judgment of insolvency, bankruptcy, or any other similar relief under any bankruptcy, insolvency, or other similar law affecting creditors’ rights.
Subject to Section 3 of this Note, upon the occurrence of an Event of Default, Holder may, at its option (a) declare the entire unpaid principal amount of this Note, together with all accrued interest to be immediately due and payable by written notice to Maker; and (b) exercise any and all rights and remedies available to it under law and in equity.  Subject to Section 3, in addition, during the pendency of an Event of Default, the interest rate under this Note shall increase to an annual rate equal to the prime rate (as publicly announced by Wells Fargo Bank, National Association) plus 2%, with changes in such prime rate taking effect hereunder at the same time as they take effect for such bank.  Subject to Section 3, Maker will pay all costs and expenses incurred by or on behalf of Holder in connection with Holder’s exercise of any or all of its rights and remedies under this Note, including reasonable attorneys’ fees, costs, and disbursements.
5.          Right to Withhold and Setoff.  For the avoidance of doubt and pursuant to Section 7.6 of the Purchase Agreement, Maker has the right to withhold from any payment due under this Note any amounts to which Maker and other Buyer Indemnitees may be entitled under Article VII of the Purchase Agreement.
6.          Assignment.  This Note may not be assigned by the Holder without the prior written consent of Maker, which shall not be unreasonably withheld.
7.          Successors.  This Note shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their permitted successors and assigns.
8.          Waivers.  The Maker hereby waives presentment for payment, demand, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.
9.          Governing Law.  This Note and any claim, controversy or cause of action based upon, arising out of or relating to this Note shall be governed by the internal laws of the State of Delaware, without giving effect to conflict of laws principles thereof and any legal suit, action or proceeding arising out of or based upon this Note shall be subject in all respects to Section 8.10 of the Purchase Agreement.
10.          Notices.  All notices, requests, demands, claims, and other communications under this Note will be in writing and delivered in accordance with Section 8.2 of the Purchase Agreement.
11.          Amendments. No amendment, modification, replacement, termination, or cancellation of any provision of this Note will be valid, unless the same will be in writing and signed by Maker and Holder.  Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.
12.          Waiver of Jury Trial. THE MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING INVOLVING THIS NOTE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER TO ENTER INTO THE CONTEMPLATED TRANSACTION.

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IN WITNESS WHEREOF, Maker has executed this Note as of April 1, 2018.

ASURE SOFTWARE, INC. /s/Patrick Goepel By: Patrick Goepel Its: President and Chief Executive Officer

[Signature page to Subordinated Promissory Note]

ACKNOWLEDGED AND AGREED:
WELLS FARGO BANK, N.A.

  /s/ Todd A. Reimringer
By:  Todd A. Reimringer
Its:   Executive Vice President

[Acknowledgment page to Subordinated Promissory Note]